UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

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Pfizer, Inc.

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Pfizer Inc

235 East 42nd Street

New York, NY 10017

YOUR VOTE IS IMPORTANT TO US - PLEASE VOTE YOUR SHARES TODAY

Dear Fellow Pfizer Shareholder:

On behalf of Pfizer’s Board of Directors, thank you for your continued confidence in our leadership and your investment in Pfizer. As noted in my recent letter to shareholders that accompanied our 2014 Proxy Statement, during 2013 we achieved solid results for our patients, consumers and shareholders by maintaining our focus on developing new therapies, driving growth, delivering value, and advancing each of our strategic imperatives. The steps taken to create value for our shareholders in 2013 included generating significant value through the separation of Zoetis, our animal health business, returning nearly $23 billion to shareholders through share repurchases and dividends, and in December 2013, announcing an 8% increase in our quarterly dividend beginning in the first quarter of 2014. We finished 2013 strongly and are making clear progress towards becoming the premier, innovative biopharmaceutical company. I invite you to view the full text of my letter at www.pfizer.com/proxy.

Pfizer will hold its Annual Meeting of Shareholders on April 24, 2014. I am writing to ask for your support at our Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, I wanted to highlight some points concerning the following shareholder-sponsored proposal, which the Board strongly believes is not in our shareholders’ best interest:

The Pfizer Board of Directors Recommends Shareholders Vote AGAINST Proposal 7

Shareholder Proposal 7: Action by Written Consent – this proposal requests that Pfizer’s Board of Directors take steps to permit shareholders to act by written consent, which would allow shareholders to take action outside of a shareholders’ meeting. In the prior three years this proposal has appeared on Pfizer’s ballot, a majority of shares voted have voted against this measure. The Board of Directors recommends a vote “AGAINST” this resolution. We urge you to please consider for the following reasons:

•	The Board believes that all shareholders should have an opportunity to engage in fair discussion and to exchange views with the Board before significant action is taken. Because shareholder action by written consent does not require advance notice or communication to all shareholders, it potentially deprives many shareholders of the opportunity to assess, discuss, deliberate and vote on pending shareholder actions. In addition, it may prevent shareholders from receiving accurate and complete information on important pending actions.

•	The Board strongly believes that important matters should be the subject of shareholder meetings, which provide the opportunity for discussion and interaction among the Company’s shareholders so that all points of view may be considered prior to a vote.

www.pfizer.com

•	Our By-laws already permit holders of 20% of the Company’s outstanding shares to call special shareholder meetings. This provides for a fair and orderly forum that permits all shareholders the ability to participate in deliberations between annual meetings, and allows for engagement by the Board and management.

Pfizer regards its relationships with shareholders as a fundamental part of its governance and has an extensive, ongoing shareholder outreach program. Pfizer has engaged in discussions about various governance matters, including action by written consent, with investors representing approximately 30% of Pfizer’s outstanding shares and has consistently demonstrated its responsiveness to shareholder concerns.

While this proposal has not received majority shareholder support in previous years, the Board has considered it again and continues to believe that Pfizer’s existing governance structure is highly supportive of shareholders’ rights and addresses the proponent’s concerns.

The Board recommends a vote “FOR” the election of all director nominees, “FOR” the ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2014, “FOR” the advisory approval of executive compensation, “FOR” the approval of the Pfizer Inc. 2014 Stock Plan and “AGAINST” each shareholder proposal, including the proposal on written consent.

Pfizer urges shareholders to review the proxy statement and vote each and every proxy card/voting instruction form you receive, as you may have multiple accounts.

If you already have voted, thank you for your prompt response. For your convenience, a duplicate proxy/voting instruction card and return envelope are enclosed, along with Internet and telephone voting instructions. In the event that two proxies/voting instruction forms relating to the same shares are received from you, the one with the latest date will be counted.

Your vote is important. We appreciate your time and consideration on these matters and ask for your support.

Sincerely,

Ian C. Read
Chairman and CEO